ADVANCED SERIES TRUST

AST Investment Grade Bond Portfolio

SUBADVISORY AGREEMENT

Agreement made as of this 7th day of April, 2020 between PGIM Investments LLC (PGIM Investments), a New York limited liability company and AST Investment Services, Inc. (ASTIS), a Maryland corporation (collectively, the Manager), and PGIM, Inc. (PGIM), a New Jersey Corporation and PGIM Limited (PGIM Limited), a United Kingdom limited company (collectively, the Subadvisers),

WHEREAS, the Manager has entered into a Management Agreement (the Management Agreement) dated May 1, 2003, with Advanced Series Trust (formerly American Skandia Trust), a Massachusetts business trust (the Trust) and a diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended (the 1940 Act), pursuant to which PGIM Investments and ASTIS act as Manager of the Trust; and

WHEREAS, the Manager, acting pursuant to the Management Agreement, desires to retain the Subadvisers to provide investment advisory services to the Trust and one or more of its series as specified in Schedule A hereto (individually and collectively, with the Trust, referred to herein as the Trust) and to manage such portion of the Trust as the Manager shall from time to time direct, and the Subadvisers are willing to render such investment advisory services; and

WHEREAS, PGIM Limited is authorized and regulated in the United Kingdom by the Financial Conduct Authority and both PGIM Limited and PGIM are each registered with the Securities and Exchange Commission (the Commission) as an investment adviser under the Investment Advisers Act of 1940, as amended (the Advisers Act).

NOW, THEREFORE, the Parties agree as follows:

1. (a) Subject to the supervision of the Manager and the Board of Trustees of the Trust, the Subadvisers shall manage such portion of the Trust's portfolio as delegated to the Subadvisers by the Manager, including the purchase, retention and disposition thereof, in accordance with the Trust's investment objectives, policies and restrictions as stated in its then current prospectus and statement of additional information (such prospectus and statement of additional information as currently in effect and as amended or supplemented from time to time, being herein called the "Prospectus"), and subject to the following understandings:

(i) The Subadvisers shall provide supervision of such portion of the Trust's investments as the Manager shall direct, and shall determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Trust, and what portion of the assets will be invested or held uninvested as cash.

(ii) In the performance of their duties and obligations under this Agreement, the Subadvisers shall act in conformity with the copies of the Amended and Restated Declaration of Trust of the Trust, the By-laws of the Trust, the Prospectus of the Trust, and the Trust's valuation procedures as provided to it by the Manager (the Trust Documents) and with the instructions and directions of the Manager and of the Board of Trustees of the Trust, co-operate with the Manager's (or its designees') personnel responsible for monitoring the Trust's compliance and will conform to, and comply with, the requirements of the 1940 Act, the Commodity Exchange Act of 1936, as amended (the CEA), the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations. In connection therewith, the Subadvisers shall, among other things, prepare and file such reports as are, or may in the future be, required by the Commission. The Manager shall provide Subadvisers timely with copies of any updated Trust Documents.

(iii) The Subadvisers shall determine the securities, futures contracts and other instruments to be purchased or sold by such portion of the Trust's portfolio, as applicable, and may place orders with or through such persons, brokers, dealers or futures commission merchants, including any person or entity affiliated with the Subadvisers (collectively, Brokers), to carry out the policy with respect to brokerage as set forth in the Trust's Prospectus or as the Board of Trustees may direct in writing from time to time. In providing the Trust with investment supervision, it is recognized that the Subadvisers will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, the Subadvisers may consider the financial responsibility, research and investment information and other services provided by Brokers who may effect or be a party to any such transaction or other transactions to which the Subadvisers’ other clients may be a party. The Manager (or Subadvisers) to the Trust each shall have discretion to effect investment transactions for the Trust through Brokers (including, to the extent legally permissible, Brokers affiliated with the Subadviser(s)) qualified to obtain best execution of such transactions who provide brokerage and/or research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the 1934 Act), and to cause the Trust to pay any such Brokers an amount of commission for effecting a portfolio transaction in excess of the amount of commission another Broker would have charged for effecting that transaction, if the brokerage or research services provided by such Broker, viewed in light of either that particular investment transaction or the overall responsibilities of the Manager (or the Subadvisers) with respect to the Trust and other accounts as to which they or it may exercise investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act), are reasonable in relation to the amount of commission. On occasions when the Subadvisers deem the purchase or sale of a security, futures contract or other instrument to be in the best interest of the Trust as well as other clients of the Subadvisers, the Subadvisers, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities, futures contracts or other instruments to be sold or purchased. In such event, allocation of the securities, futures contracts or other instruments so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadvisers in the manner the Subadvisers consider to be the most equitable and consistent with their fiduciary obligations to the Trust and to such other clients. Pursuant to the rules promulgated under Section 326 of the USA Patriot Act, Brokers are required to obtain, verify and record information that identifies each person who opens an account with them.  In accordance therewith, Brokers whom the Subadvisers select to execute transactions in the Trust’s account may seek identifying information about the Trust.

(iv) The Subadvisers shall maintain all books and records with respect to the Trust's portfolio transactions effected by it as required by Rule 31a-l under the 1940 Act, and shall render to the Trust's Board of Trustees such periodic and special reports as the Trustees may reasonably request. The Subadvisers shall make reasonably available their employees and officers for consultation with any of the Trustees or officers or employees of the Trust with respect to any matter discussed herein, including, without limitation, the valuation of the Trust's securities.

(v) The Subadvisers or an affiliate shall provide the Trust's custodian on each business day with information relating to all transactions concerning the portion of the Trust's assets they manage, and shall provide the Manager with such information upon request of the Manager.

(vi) The investment management services provided by the Subadvisers hereunder are not to be deemed exclusive, and the Subadvisers shall be free to render similar services to others. Conversely, the Subadvisers and the Manager understand and agree that if the Manager manages the Trust in a "manager-of-managers" style, the Manager will, among other things, (i) continually evaluate the performance of the Subadvisers through quantitative and qualitative analysis and consultations with the Subadvisers, (ii) periodically make recommendations to the Trust's Board as to whether the contract with one or more subadvisers should be renewed, modified, or terminated, and (iii) periodically report to the Trust's Board regarding the results of its evaluation and monitoring functions. The Subadvisers recognize that their services may be terminated or modified pursuant to this process.

(vii) The Subadvisers acknowledge that the Manager and the Trust intend to rely on Rule 17a-l0, Rule l0f-3, Rule 12d3-1 and Rule 17e-l under the 1940 Act, and the Subadvisers hereby agree that they shall not consult with any other subadviser to the Trust with respect to transactions in securities for the Trust's portfolio or any other transactions of Trust assets.

(b) The Subadvisers shall authorize and permit any of their directors, officers and employees who may be elected as Trustees or officers of the Trust to serve in the capacities in which they are elected. Services to be furnished by the Subadvisers under this Agreement may be furnished through the medium of any of such directors, officers or employees.

(c) The Subadvisers shall keep the Trust's books and records required to be maintained by the Subadvisers pursuant to paragraph 1(a) hereof and shall timely furnish to the Manager all information relating to the Subadvisers’ services hereunder needed by the Manager to keep the other books and records of the Trust required by Rule 31a-I under the 1940 Act or any successor regulation. The Subadvisers agree that all records which they maintain for the Trust are the property of the Trust, and the Subadvisers will tender promptly to the Trust any of such records upon the Trust's request, provided, however, that the Subadvisers may retain a copy of such records. The Subadvisers further agree to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act or any successor regulation any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

(d) The Subadvisers are commodity trading advisors duly registered with the Commodity Futures Trading Commission (the CFTC) and are members in good standing of the National Futures Association (the NFA). The Subadvisers shall maintain such registration and membership in good standing during the term of this Agreement. Further, the Subadvisers agree to notify the Manager promptly upon (i) a statutory disqualification of the Subadvisers under Sections 8a(2) or 8a(3) of the CEA, (ii) a suspension, revocation or limitation of the Subadvisers’ commodity trading advisor registration or NFA membership, or (iii) the institution of an action or proceeding that could lead to a statutory disqualification under the CEA or an investigation by any governmental agency or self-regulatory organization of which the Subadvisers are subject or have been advised they are a target.

(e) In connection with their duties under this Agreement, the Subadvisers agree to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the CEA, the Advisers Act, and other applicable state and federal regulations, and applicable rules of any self-regulatory organization.

(f) The Subadvisers shall maintain a written code of ethics (the Code of Ethics) that they reasonably believe complies with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, a copy of which shall be provided to the Manager and the Trust, and shall institute procedures reasonably necessary to prevent any Access Person (as defined in Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act) from violating its Code of Ethics. The Subadvisers shall follow such Code of Ethics in performing its services under this Agreement. Further, the Subadvisers represent that they maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the Advisers Act, and other applicable federal and state laws and regulations. In particular, the Subadvisers represent that they have policies and procedures regarding the detection and prevention of the misuse of material, non-public information by the Subadvisers and its employees as required by the Insider Trading and Securities Fraud Enforcement Act of 1988, a copy of which shall be provided to the Manager and the Trust upon reasonable request. The Subadvisers shall assure that their employees comply in all material respects with the provisions of Section 16 of the 1934 Act, and to cooperate reasonably with the Manager for purposes of filing any required reports with the Securities and Exchange Commission (the Commission) or such other regulator having appropriate jurisdiction.

(g) The Subadvisers shall furnish to the Manager copies of all records prepared in connection with (i) the performance of this Agreement and (ii) the maintenance of compliance procedures pursuant to paragraph 1(d) hereof as the Manager may reasonably request.

(h) The Subadvisers shall be responsible for the voting of all shareholder proxies with respect to the investments and securities held in the Trust's portfolio, subject to such reasonable reporting and other requirements as shall be established by the Manager.

(i) The Subadvisers acknowledge that they are responsible for evaluating whether market quotations are readily available for the Trust's portfolio investments and whether those market quotations are reliable for purposes of valuing the Trust's portfolio investments and determining the Trust's net asset value per share and promptly notifying the Manager upon the occurrence of any significant event with respect to any of the Trust's portfolio investments in accordance with the requirements of the 1940 Act and any related written guidance from the Commission and the Commission staff. Upon reasonable request from the Manager, the Subadvisers (through a qualified person) will assist the valuation committee of the Trust or the Manager in valuing investments of the Trust as may be required from time to time, including making available information of which the Subadvisers have knowledge related to the investments being valued.

(j) The Subadvisers shall provide the Manager with any information reasonably requested regarding their management of the Trust's portfolio required for any shareholder report, amended registration statement, or prospectus supplement to be filed by the Trust with the Commission. The Subadvisers shall provide the Manager with any reasonable certification, documentation or other information reasonably requested or required by the Manager for purposes of the certifications of shareholder reports by the Trust's principal financial officer and principal executive officer pursuant to the Sarbanes Oxley Act of 2002 or other law or regulation. The Subadvisers shall promptly inform the Trust and the Manager if the Subadvisers become aware of any information in the Prospectus that is (or will become) materially inaccurate or incomplete.

(k) The Subadvisers shall comply with the Trust’s Documents provided to the Subadvisers by the Manager. The Subadvisers shall notify the Manager as soon as reasonably practicable upon detection of any material breach of such Trust Documents.

(l) The Subadvisers shall keep the Trust’s Manager informed of developments relating to their duties as Subadvisers of which the Subadvisers have, or should have, knowledge that would materially affect the Trust. In this regard, the Subadvisers shall provide the Trust, the Manager, and their respective officers with such periodic reports concerning the obligations the Subadvisers have assumed under this Agreement and the Manager may from time to time reasonably request. Additionally, prior to each Board meeting, the Subadvisers shall provide the Manager and the Board with reports regarding the Subadvisers’ management of the Trust's portfolio during the most recently completed quarter, in such form as may be mutually agreed upon by the Subadvisers and the Manager. The Subadvisers shall certify quarterly to the Manager that they and their "Advisory Persons" (as defined in Rule 17j-1 under the 1940 Act) have complied materially with the requirements of Rule 17j-1 under the 1940 Act during the previous quarter or, if not, explain what the Subadvisers have done to seek to ensure such compliance in the future. Annually, the Subadvisers shall furnish a written report, which complies with the requirements of Rule 17j-1 and Rule 38a-1 under the 1940 Act, concerning the Subadvisers ‘Code of Ethics and compliance program, respectively, to the Manager. Upon written request of the Manager with respect to material violations of the Code of Ethics directly affecting the Trust, the Subadvisers shall permit representatives of the Trust or the Manager to examine reports (or summaries of the reports) required to be made by Rule 17j-l(d)(1) relating to enforcement of the Code of Ethics.

2. The Manager shall continue to have responsibility for all services to be provided to the Trust pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review the Subadvisers’ performance of its duties under this Agreement. The Manager shall provide (or cause the Trust's custodian to provide) timely information to the Subadvisers regarding such matters as the composition of assets in the portion of the Trust managed by the Subadvisers, cash requirements and cash available for investment in such portion of the Trust, and all other information as may be reasonably necessary for the Subadvisers to perform their duties hereunder (including any excerpts of minutes of meetings of the Board of Trustees of the Trust that affect the duties of the Subadvisers).

3. For the services provided pursuant to this Agreement, the Manager shall pay the Subadvisers as full compensation therefor, a fee equal to the percentage of the Trust's average daily net assets of the portion of the Trust managed by the Subadvisers as described in the attached Schedule A. Liability for payment of compensation by the Manager to the Subadvisers under this Agreement is contingent upon the Manager's receipt of payment from the Trust for management services described under the Management Agreement between the Trust and the Manager. Expense caps or fee waivers for the Trust that may be agreed to by the Manager, but not agreed to by the Subadvisers, shall not cause a reduction in the amount of the payment to the Subadvisers by the Manager.

4. (a) The Subadvisers acknowledges that, in the course of its engagement by the Manager, the Subadvisers may receive or have access to confidential and proprietary information of the Manager or third parties with whom the Manager conducts business.  Such information is collectively referred to as “Confidential Information.”  Confidential Information includes the Manager’s business and other proprietary information, written or oral.

(b)

The Subadvisers certify that (i) their treatment of Confidential Information is in compliance with applicable laws and regulations with respect to privacy and data security, and (ii) they have implemented and currently maintain an effective written information security program (“Information Security Program”) including administrative, technical, and physical safeguards and other security measures necessary to (a) ensure the security and confidentiality of Confidential Information; (b) protect against any anticipated threats or hazards to the security or integrity of Confidential Information; and (c) protect against unauthorized access to, destruction, modification, disclosure or use of Confidential Information that could result in substantial harm or inconvenience to the Manager, or to any person who may be identified by Confidential Information.  The Subadvisers shall immediately notify the Manager if the Subadvisers are in material breach of this Section.  At the Manager’s request, the Subadvisers agree to certify in writing to the Manager, its compliance with the terms of this Section.

(c)

The Subadvisers shall notify the Manager or its agents of its designated primary security manager.  The security manager will be responsible for managing and coordinating the performance of the Subadvisers’ obligations set forth in its Information Security Program and this Agreement.

(d)

The Subadvisers shall review and, as appropriate, revise its Information Security Program at least annually or whenever there is a material change in the Subadvisers’ business practices that may reasonably affect the security, confidentiality or integrity of Confidential Information.  During the course of providing the services, the Subadvisers may not alter or modify their Information Security Program in such a way that will weaken or compromise the security, confidentiality, or integrity of Confidential Information.

(e)

The Subadvisers shall maintain appropriate access controls, including, but not limited to, limiting access to Confidential Information to the minimum number of the Subadvisers’ Employees who require such access in order to provide the services to the Manager.

(f)

The Subadvisers shall conduct periodic risk assessments to identify and assess reasonably foreseeable internal and external risks to the security, confidentiality, and integrity of Confidential Information; and evaluate and improve, where necessary, the effectiveness of its information security controls.  Such assessments will also consider the Subadvisers’ compliance with its Information Security Program and the laws applicable to the Subadvisers.

(g)

The Subadvisers shall conduct regular penetration and vulnerability testing of its information technology infrastructure and networks.  If any testing detects any anomalies, intrusions, or vulnerabilities in any information technology systems processing, storing or transmitting any of the Manager’s Confidential Information, the Subadvisers shall promptly report those findings to the Manager.

(h)

The Subadvisers shall notify the Manager, promptly and without unreasonable delay, but in no event more than 48 hours of learning of any unauthorized access or disclosure, unauthorized, unlawful or accidental loss, misuse, destruction, acquisition of, or damage to Confidential Information may have occurred or is under investigation (a “Security Incident”). Thereafter, the Subadvisers shall: (i) promptly furnish to the Manager full details of the Security Incident; (ii) assist and cooperate with the Manager and the Manager’s designated representatives in the Manager’s investigation of the Subadvisers, Employees or third parties related to the Security Incident.  The Subadvisers will provide the Manager with physical access to the facilities and operations affected, facilitate the Manager’s interviews with Employees and others involved in the matter, and make available to the Manager all relevant records, logs, files, and data; (iii) cooperate with the Manager in any litigation or other formal action against third parties deemed necessary by the Manager to protect the Manager’s rights; and  (iv) take appropriate action to prevent a recurrence of any Security Incident.

(i)

Upon the Manager’s reasonable request at any time during the term of the Agreement, the Subadvisers shall promptly provide the Manager with information related to the Subadvisers’ information security safeguards and practices.

(j)

For the purpose of auditing the Subadvisers’ compliance with this Section, the Subadvisers shall provide to the Manager, on reasonable notice: (a) access to the Subadvisers’ information processing premises and records; (b) reasonable assistance and cooperation of the Subadvisers’ relevant staff; and (c) reasonable facilities at the Subadvisers’ premises.

5. The Subadvisers will not engage any third party to provide services to the portion of the Trust's portfolio as delegated to the Subadvisers by the Manager without the express written consent of the Manager.  To the extent that the Subadviser receives approval from the Manager to engage a third-party service provider, the Subadvisers assume all responsibility for any action or inaction of the service provider as it related to the Trust's portfolio as delegated to the Subadvisers by the Manager.  In addition, the Subadvisers shall fully indemnify, hold harmless, and defend the Manager and its directors, officers, employees, agents, and affiliates from and against all claims, demands, actions, suits, damages, liabilities, losses, settlements, judgments, costs, and expenses (including but not limited to reasonable attorney’s fees and costs) which arise out of or relate to the provision of services provided by any such service provider.

6. The Subadvisers shall not be liable for any error of judgment or for any loss suffered by the Trust or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Subadvisers’ part in the performance of their duties or from its reckless disregard of their obligations and duties under this Agreement, provided, however, that nothing in this Agreement shall be deemed to waive any rights the Manager or the Trust may have against the Subadvisers under federal or state securities laws. The Manager shall indemnify the Subadvisers, their affiliated persons, their officers, directors and employees, for any liability and expenses, including attorneys' fees, which may be sustained as a result of the Manager's willful misfeasance, bad faith, gross negligence, reckless disregard of their duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws. The Subadvisers shall indemnify the Manager, their affiliated persons, their officers, directors and employees, for any liability and expenses, including attorneys' fees, which may be sustained as a result of the Subadvisers’ willful misfeasance, bad faith, gross negligence, or reckless disregard of their duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws.

7. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Trust at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Trust, or by the Manager or the Subadvisers at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement. The Subadvisers agree that they will promptly notify the Trust and the Manager of the occurrence of any event that would result in the assignment (as defined in the 1940 Act) of this Agreement, including, but not limited to, a change of control (as defined in the 1940 Act) of the Subadvisers.

To the extent that the Manager delegates to the Subadvisers management of all or a portion of a portfolio of the Trust previously managed by a different subadviser or the Manager, the Subadvisers agree that their duties and obligations under this Agreement with respect to that delegated portfolio or portion thereof shall commence as of the date the Manager begins the transition process to allocate management responsibility to the Subadvisers.

Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Manager at 655 Broad Street, 17th Floor, Newark, NJ 07102, Attention: Secretary (for PGIM Investments) and One Corporate Drive, Shelton, Connecticut, 06484, Attention: Secretary (for ASTIS) ; (2) to the Trust at 655 Broad Street, 17th Floor, Newark, NJ 07102, Attention: Secretary; or (3) to the Subadvisers at 7 Giralda Farms, Madison, NJ 07940, Attention: Chief Legal Officer (for PGIM) and at Grand Buildings 1-3 Strand Trafalgar Square, London WC2N 5HR, Attention: Chief Legal Officer (for PGIM Limited).

8. Nothing in this Agreement shall limit or restrict the right of any of the Subadvisers’ directors, officers or employees who may also be a Trustee, officer or employee of the Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Subadvisers’ right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

9. During the term of this Agreement, the Manager agrees to furnish the Subadvisers at their principal office all prospectuses, proxy statements, and reports to shareholders which refer to the Subadvisers in any way, prior to use thereof and not to use material if the Subadvisers reasonably object in writing five business days (or such other time as may be mutually agreed) after receipt thereof.  During the term of this Agreement, the Manager also agrees to furnish the Subadvisers, upon request, representative samples of marketing and sales literature or other material prepared for distribution to shareholders of the Trust or the public, which make reference to the Subadvisers. The Manager further agrees to prospectively make reasonable changes to such materials upon the Subadvisers’ written request, and to implement those changes in the next regularly scheduled production of those materials or as soon as reasonably practical. All such prospectuses, proxy statements, replies to shareholders, marketing and sales literature or other material prepared for distribution to shareholders of the Trust or the public which make reference to the Subadvisers may be furnished to the Subadvisers hereunder by electronic mail, first-class or overnight mail, facsimile transmission equipment or hand delivery.

10. This Agreement may be amended by mutual consent, but the consent of the Trust must be obtained in conformity with the requirements of the 1940 Act.

11. This Agreement shall be governed by the laws of the State of New York.

12. Any question of interpretation of any term or provision of this Agreement having a counterpart or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is related by rules, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PGIM INVESTMENTS LLC

By: /s/ Timothy Cronin

Name: Timothy Cronin

Title: Senior Vice President

AST INVESTMENT SERVICES, INC.

By: /s/ Timothy Cronin

Name: Timothy Cronin

Title: President

PGIM, INC.

By: /s/ Daniel Malooly

Name: Daniel Malooly

Title: Vice President

PGIM LIMITED

By:/s/ Boris E Nadenic

Name: Boris E Nadenic

Title: Business Manager

SCHEDULE A

ADVANCED SERIES TRUST

As compensation for services provided by PGIM Fixed Income, a business unit of PGIM, Inc., and PGIM Limited (collectively, PGIM), PGIM Investments LLC and AST Investment Services, Inc. will pay PGIM an advisory fee on the net assets managed by PGIM that is equal, on an annualized basis, to the following:

Portfolio Name	Subadvisory Fee for the Portfolio*,**
AST Investment Grade Bond Portfolio	0.15% of average daily net assets to $500 million; 0.14% of the next $1.5 billion of average daily net assets; and 0.12% of average daily net assets over $2 billion.

* In the event PGIM invests Portfolio assets in other pooled investment vehicles it manages or subadvises, PGIM will waive its subadvisory fee for the Portfolio in an amount equal to the acquired fund fee paid to PGIM with respect to the Portfolio assets invested in such acquired fund.  Notwithstanding the foregoing, the subadvisory fee waivers will not exceed 100% of the subadvisory fee.

** For purposes of calculating the investment subadvisory fee payable to PGIM, the subadvisory fee will be calculated using the combined average daily net assets of the AST Bond Portfolio 2020, AST Bond Portfolio 2021, AST Bond Portfolio 2022, AST Bond Portfolio 2023, AST Bond Portfolio 2024, AST Bond Portfolio 2025, AST Bond Portfolio 2026, AST Bond Portfolio 2027, AST Bond Portfolio 2028, AST Bond Portfolio 2029, AST Bond Portfolio 2030, AST Bond Portfolio 2031 and the AST Investment Grade Bond Portfolio, and the assets of any future portfolios of the Trust that are subadvised by PGIM pursuant to target maturity or constant duration investment strategies that are used in connection with non-discretionary asset transfers under certain living benefit programs.

Dated as of:  April 7, 2020